CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2013, relating to our audit of the consolidated financial statements of TF Financial Corporation, appearing in the Annual Report on Form 10-K of TF Financial Corporation for the year ended December 31, 2012.

Wexford, Pennsylvania
March 27, 2013